EXHIBIT 10.4

SEPARATION AGREEMENT AND GENERAL RELEASE

Section 1.    SPECIAL SEVERANCE BENEFITS

I, Luis Fernandez-Moreno (EE# ______), understand that on February 28, 2017 (“Termination Date”), my employment with Ashland Specialty Ingredients, GP (“ASI”), a subsidiary of Ashland Global Holdings Inc. (“Ashland Global Holdings”), will end, and I will no longer provide services to Ashland Global Holdings, or to any subsidiary or affiliate of Ashland Global Holdings, including but not limited to ASI. I am signing this Separation Agreement and General Release (the “Separation Agreement”) in return for the special severance benefits offered to me hereunder, which are more than would otherwise be provided to me upon termination. Specifically, I understand that I will receive the severance benefits more fully described in Attachment I (Summary of Benefits), which is hereby incorporated by reference.

Section 2.    COMPLETE RELEASE OF LIABILITY

(a)
General Release. In exchange for these special severance benefits offered in this Separation Agreement, I completely release all claims I may have at this time against Ashland Global Holdings, and any of its subsidiaries, affiliates predecessors, successors and assigns (collectively the “Company”), and against any of the Company’s insurers, officers, directors and employees (collectively with the Company referred to hereafter as “Releasees”). This Release is intended to be a broad release and shall apply to any relief from the Releasees, no matter how denominated, including, but not limited to, claims for future employment, rights or causes of action for wages, backpay, front pay, compensatory damages, punitive damages, or attorneys’ fees. I also agree that I will not file any such claim and I hereby agree to indemnify and hold Releasees harmless from any such claim.

(b)
Extent of Release. This Release includes any and all claims I may have against Releasees which relate either to the time of my employment or to my termination, except the claims mentioned in Section 2(c) below. Some of the types of claims that I am releasing, although there also may be others not listed here, are claims under local, state or federal law relating to:

1.	Discrimination on the basis of age, sex, race, color, national origin, religion, disability or veteran status;

2.
Restrictions, if any, upon the rights of Releasees to terminate their employees at will, including (i) violation of public policy, (ii) breach of any express or implied covenant of the employment contract, and (iii) breach of any covenant of good faith and fair dealing;

3.	Discrimination on the basis of age, including claims under the Age Discrimination in Employment Act (the “ADEA”), which is located at 29 United States Code, Sections 621 through 634;

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4.	Payments, if any, that might otherwise be owed and payable to me pursuant to the Workers’ Adjustment and Retraining Notification (WARN) Act; and

5.	Civil actions relating to negligence, defamation, invasion of privacy, fraud, misrepresentation, or infliction of emotional or mental distress.

(c)	Exceptions to Release. The only claims against Releasees that this release does not include are claims related to:

1.	Claims for benefits to which I am entitled under this special severance offer;

2.	Any applicable worker’s compensation or unemployment compensation laws;

3.
Any rights I have under those benefit plans offered to employees of the Company that are governed by the Employee Retirement Income Security Act of 1974, as amended (ERISA), in effect as of my Termination Date; and

4.	Any claims that the law states may not be waived.

I further understand that nothing in this Separation Agreement is intended to or shall prevent, impede, or interfere with my non-waivable right, without prior notice to the Company, to provide information to the government, participate in investigations, file a complaint, testify in proceedings regarding past or future conduct of Releasees, or engage in any future activities protected under the whistleblower statutes of other government agency, or the right to receive payment from a government agency for information provided directly to the government agency pursuant to a government-administered whistleblower award program.

Section 3.	CONSEQUENCES OF BREACHING MY PROMISES IN SECTION 2

If I breach my promise in Section 2 of this General Release and file a claim or lawsuit based on what I released in this General Release, I agree to pay for all liabilities and costs incurred by Releasees, including reasonable attorneys’ fees, in defending against my claim or lawsuit. Provided, however, that this provision shall not apply to any alleged breach due to a challenge of the validity of the ADEA waiver contained herein.

Section 4.    CONFIDENTIALITY

I understand and agree that I have acquired Company Information as defined herein. I further understand and agree that such Company Information has been disclosed to me in confidence and for Company use only. I will not disclose or communicate Company Information to any third party, and I will not make use of Company Information on my own behalf, or on behalf of any third party. Further, I agree that I will continue to be bound by the terms of any non-competition, non-

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solicitation, non-disclosure and/or confidentiality agreements in effect on my Termination Date, whether executed by me as a condition of, or during the course of, my employment with the Company, or executed by me during the course of my employment with a prior employer and subsequently assigned to the Company, the terms and conditions of which are incorporated herein by reference. I further specifically agree that I will continue to be bound by the terms of the Confidentiality, Non-Competition and Non-Solicitation Agreement that I am entering into with the Company concurrent with my execution of this Separation Agreement.

I understand, however, that my obligations under the Confidentiality provisions of this Separation Agreement will not be breached in the event I disclose Company Information to the U.S. Securities and Exchange Commission, to the extent necessary to report suspected or actual violations of U.S. securities laws, or where my disclosure of Company Information is protected under the whistleblower statutes administered by the Occupational Safety and Health Administration, U.S. Securities and Exchange Commission, the Equal Opportunity Employment Commission, the National Labor Relations Board, or any other government agency. I also understand that I am not required to inform Releasees, in advance or otherwise, that such disclosure(s) has been made. I am further advised that if I disclose Company Information that constitutes a trade secret to which the Defend Trade Secrets Act (18 USC Section 1833(b)) applies, then I will not be held criminally or civilly liable under any federal or state trade secret law, or considered to be in violation of the Confidentiality provisions of this Separation Agreement if my disclosure is made solely for the purpose of reporting or investigating a suspected violation of law and in confidence to a federal, state, or local government official, whether directly or indirectly, or to an attorney; or where my disclosure is made in a complaint or other document filed in a lawsuit or other proceeding against a Releasee, and such filing is made under seal.

Section 5.	RETURN OF COMPANY INFORMATION AND PROPERTY

I agree that prior to my execution of this Separation Agreement I returned to the Company all Company Information and related reports, maps, files, memoranda, and records; credit cards, cardkey passes; door and file keys; computer access codes; software; and other physical or personal property which I received or prepared or helped prepare in connection with my employment.

I further represent that I have not retained and will not retain any copies, duplicates, reproductions, or excerpts thereof, except as otherwise provided above in Section 4. I understand that the term “Company Information” as used in this Separation Agreement refers to information obtained during my employment with ASI and/or any parent, division, subsidiary, predecessor or affiliate of ASI, and includes (a) confidential information including, without limitation, information received from third parties under confidential conditions; and (b) other technical, business, or financial information, the use or disclosure of which might reasonably be construed to be contrary to the interests of the Company.

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Section 6.    ADVICE TO CONSULT WITH ATTORNEY

I understand that due to the General Release contained herein, I am advised to consult with an attorney before signing this Separation Agreement.

Section 7.    PERIOD FOR REVIEW AND COVERAGE OF OFFER

I understand and agree that I have been given at least 45 days to review and consider this Separation Agreement and the General Release contained herein. I understand that I may use as much or as little of this period of time as I wish to prior to reaching a decision regarding the signing of this Separation Agreement. I understand that if I sign this Separation Agreement prior to my Termination Date or if I do not sign, date, and return this Separation Agreement by April 14, 2017 the Separation Agreement will not be valid and I will not receive the special severance benefits described in Attachment I hereto, and I will not be eligible for any benefits under Ashland’s Severance Pay Plan.

I further acknowledge that I have been advised that the offer has been made to all employees in my department whose service is being terminated, as set out in Attachment II, hereto, and has not been offered to those so noted on Attachment II. I understand that additional information can be obtained upon request from my Human Resources representative.

Section 8.	EFFECTIVE DATE AND MY RIGHT TO REVOKE GENERAL RELEASE

In accordance with federal law, I understand that my acceptance of this Separation Agreement, and the General Release contained herein, may be revoked by me at any time within seven (7) calendar days after the date of execution noted below. To be effective, the revocation must be in writing and delivered to Peter Ganz, Senior Vice President and General Counsel, Ashland Law Department, 50 E. RiverCenter Blvd, Suite 1600, Covington, KY 41011, either by hand or mail within a seven (7) day period following my execution of this General Release. If delivered by mail, the recision must be:

1.	Postmarked within the seven (7) day period;

2.	Properly addressed as noted above; and

3.	Sent by Certified Mail, Return Receipt Requested.

I understand that this Separation Agreement and the General Release contained herein, and my acceptance of it shall not become effective or enforceable until the first day immediately following the last day of the seven (7) day revocation period (the “Effective Date”).

Section 9.    GOVERNING LAW

It is agreed that this Separation Agreement shall be interpreted in accordance with the laws of the Commonwealth of Kentucky.

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Section 10.    PARTIAL INVALIDITY OF THE GENERAL RELEASE

I agree that if any term or provision of this Separation Agreement is determined by a court or other appropriate authority to be invalid, void, or unenforceable for any reason, the remainder of the terms and provisions of this Separation Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 11.    MMSEA REPORTING REQUIREMENTS

I understand that pursuant to Section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007 (MMSEA), if I have applied for Medicare prior to the execution of this agreement, or if I am likely to become eligible for Medicare within twelve (12) months thereafter, the Centers for Medicare Services will be notified of this agreement.

Section 12.    COMPLETE AGREEMENT

It is agreed that the foregoing constitutes the entire agreement between the Company and myself, and that except for those written agreements incorporated herein by reference, including, but not limited to, the Confidentiality, Non-Compete and Non-Solicitation Agreement that I have been offered and am entering into with the Company concurrent with my execution of this Separation Agreement, there are no other agreements, oral or written, express or implied, relating to any matters covered by this Separation Agreement, or any other agreement in effect and relating to any other matter whatsoever, whether or not within the knowledge or contemplation of either of the Parties at the time of execution of this Separation Agreement.

I M P O R T A N T N O T I C E

By signing below, I acknowledge as follows:

·	I have read this Separation Agreement and General Release and understand fully its final and binding effect;

·	The only promises made to me to sign this Separation Agreement and General Release are those stated herein;

·	I am signing this Separation Agreement and General Release knowingly and voluntarily; and

·
I have no other claim or expectation of any additional pay or benefits incident to my employment. The benefits I am receiving for this Separation Agreement and General Release are in lieu of, and fully satisfy, all monetary amounts, if any, to which I might otherwise be entitled under federal or state statute or common law.

[Signature page immediately follows]

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ASHLAND GLOBAL HOLDINGS INC.

/s/ Luis Fernandez-Moreno	/s/ Peter J. Ganz
LUIS FERNANDEZ-MORENO	Signature of Company Representative
Employee #

February 28, 2017	Sr. Vice President, General Counsel and Secretary
Date of Execution by Employee	Title of Company Representative

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Attachment I

SUMMARY OF SPECIAL SEVERANCE BENEFITS AND THE EFFECT OF YOUR TERMINATION ON YOUR PARTICIPATION IN CERTAIN OTHER EXECUTIVE COMPENSATION AND EMPLOYEE BENEFIT PLANS AND PROGRAMS

THE SPECIAL SEVERANCE BENEFITS

You are being offered the special severance benefits, described in this Attachment I, in exchange for your promises and covenants contained in this Separation Agreement. You understand and agree that if you fail to properly execute and return this Separation Agreement within the window specified in Section 7 of this Separation Agreement, or you revoke your acceptance of it within the 7-day window provided in Section 8 of this Separation Agreement, then the Separation Agreement will not become effective, and you will not be eligible for any of the special severance benefits described in this Attachment I, or any benefits under Ashland’s Severance Pay plan.

In addition, with respect to those special severance benefits relating to favorable treatment under certain executive compensation and/or employee benefit plans and programs, you understand that in the event this Separation Agreement does not become effect as provided above, then you will not receive this favorable treatment, and instead you will only be eligible to receive those benefits that are required to be paid to you under the relevant plans or programs in the event of your termination.

In general, you cannot continue participation in any employee benefit plan after your Termination Date. If you were enrolled in a group health plan, you may be able to continue coverage by making what is called a COBRA election. You cannot elect to have any premiums you may have to pay for COBRA coverage deducted from any payments you are receiving under the terms of this Separation Agreement.

Should you have any questions concerning Ashland’s executive compensation plans please contact Shea Blackburn, HR Consultant for the Executive Compensation group, at (859) 815-3720 or swblackburn@ashland.com. For any all other benefits-related questions, questions please contact Denise Brady, Manager, Global Benefits, at (908) 243-4532 or dbrady@ashland.com.

The special severance benefits you are eligible to receive under this Separation Agreement are as follows:

LUMP SUM SEVERANCE PAYMENT

You will be eligible to receive a severance payment equal to 78 weeks of base pay, calculated based on your salary band and rate of base pay in effect as of your Termination Date, and payable in a lump sum, less applicable withholding of taxes, etc., as soon as is practicable, but not more than 15 days, following the Effective Date of this Separation Agreement, as defined in Section 8 of this Separation Agreement.

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INCENTIVE COMPENSATION

If and when Incentive Compensation payments are made under the Amended and Restated Ashland Global Holdings Inc. Incentive Plan for 2015, you will be eligible to receive a pro-rata payment of Incentive Compensation for that portion of FY2017 during which you were actively employed. Such pro-ration will be calculated in accordance with the Company’s customary practices. Your payment will be made in accordance with all other terms and conditions of the plan.

MEDICAL AND DENTAL

If you are enrolled in the company’s medical and/or dental plans on your Termination Date, then you will generally be eligible for COBRA continuation coverage under the applicable plan(s) for up to 18 months. During the initial COBRA continuation coverage period the cost of this coverage will be paid exclusively by the Company. Your initial COBRA continuation coverage period will be 5 months. During the remaining 13-month COBRA continuation coverage period, you will receive COBRA continuation coverage at the same contribution rates that apply to terminated employees. To be eligible for COBRA continuation coverage, including the initial period during which coverage is provided at no cost to you, you must first make a timely election of COBRA coverage. You make a timely election by completing and returning the COBRA election form that will be sent to you by the Employee Benefits Department.

OUTPLACEMENT ASSISTANCE

You will be provided with executive level outplacement assistance for the 12-month period following your Termination Date, to assist you in your search and transition into other employment. This assistance will be provided to you through a third-party selected by the Company, and will be provided for you at the Company’s expense.

ONE TIME GRANTS OF RESTICTED STOCK

You will receive accelerated pro-rata vesting, through your Termination Date, of those shares of restricted stock granted to you by the Company on November 13, 2013, May 14, 2014, November 17, 2014 and July 15, 2015, which are not vested as of your Termination Date. Such pro-ration will be calculated in accordance with the Company’s customary practices, as illustrated in the estimates provided in Exhibit I to this Attachment I. Please review the applicable Incentive Plan provisions and the language of your award agreements, or contact Shea Blackburn directly at (859) 815-3720 or swblackburn@ashland.com, if you have any questions about the vesting schedules for these grants of restricted stock.

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OTHER RESTRICTED STOCK, RESTRICTED STOCK UNITS, AND STOCK APPRECIATION RIGHTS

Except as provided above, all other shares of restricted stock, as well as any RSUs and SARs that are not vested as of your Termination Date will be forfeited. Please review the applicable Incentive Plan provisions and the language of your award agreements, or contact Shea Blackburn directly at (859) 815-3720 or swblackburn@ashland.com, if you have any questions about the vesting schedules for any prior grants of restricted stock, RSUs, and/or SARs.

PERFORMANCE UNIT AWARDS (LTIP)

If and when payments are made to active employees, if eligible, you will receive a pro-rata payment under Ashland's Long Term Incentive Plan (LTIP) for each outstanding grant made to you under the LTIP. All payments under the LTIP will be pro-rated through your Termination Date, in accordance with the Company’s customary pro-rata practices, as illustrated in the estimates provided in Exhibit I to this Attachment I, and calculated based on actual plan measures through the entire applicable plan cycle (including adjustments for unusual items), and made consistent with all other terms and conditions specified in the LTIP and the applicable award agreement.

Financial Planning

You will be reimbursed for eligible financial planning expenses incurred through the end of fiscal year 2017. All receipts for reimbursement must be provided to the Company on or before December 1, 2017.

EFFECT OF YOUR TERMINATION FROM EMPLOYMENT ON YOUR PARTICIPATION IN OTHER EMPLOYEE BENEFIT PLANS AND PROGRAMS

The following summarizes selected terms and conditions from some of the additional executive compensation and employee benefit plans and programs in which you may have participated, and the effect of your termination on these benefits. The actual terms of these plans are in their plan documents. You should refer to the relevant summary plan description for more information on a particular plan and the effect that your severance has with regard to that plan. However should you have any questions concerning any of the executive compensation plans discussed below, please contact Shea Blackburn, HR Consultant for the Executive Compensation group, at (859) 815-3720 or swblackburn@ashland.com, and for any other benefits-related questions, please contact Denise Brady, Manager, Global Benefits, at (908) 243-4532 or dbrady@ashland.com.

PERFORMANCE-BASED RESTRICTED STOCK AGREEMENT (EPIRP)

Subject to the terms of your EPIRP award agreement, because your employment is terminating prior to the Transaction and prior to any Change in Control of Ashland, as those terms are defined in the EPIRP award agreement, your award of Restricted Stock under the EPIRP will be prorated through your Termination Date. All shares of

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Restricted Stock other than the Prorated Portion, as defined in your EPIRP award agreement, will be forfeited as of your Termination Date. As more fully described in the EPIRP, and subject to all limitations contained therein, the restrictions on no more than one-third of the Prorated Portion of your award will lapse as of the completion of the Transaction, and will become vested shares based on target-level performance. Thereafter, the remaining shares in the Prorated Portion that are not yet vested will be subject to modification based on the level of attainment of the Performance Goal, and the number of shares of Time-Vesting Restricted Stock, as defined in your EPIRP award agreement, you are entitled to receive will be determined based on actual performance measured following the end of the 120-day Performance Period. However upon receipt, those shares of Time-Vesting Restricted Stock will immediately vest in full.

DEFERRED COMPENSATION

Upon your Termination Date, you will receive distribution of your "DCP" account(s) in accordance with your DCP election(s), subject the requirements of Code §409A. Any changes regarding the distribution of your DCP account(s) must be made in accordance with plan terms and are subject to the requirements of Code §409A.

NON-QUALIFIED RETIREMENT PLANS

If eligible, and if you have a vested benefit under any of the excess non-qualified pension plans, then following your Termination Date you will be entitled to receive the benefits provided under such plan(s) in accordance with the terms of the applicable plan and subject to the requirements of Code §409A.

HEALTH SAVINGS ACCOUNT

If you are enrolled in a Health Savings Plan on your Termination Date, then thereafter you can continue to make contributions to your HSA so long as you continue to participate in a medical plan that qualifies as a High Deductible Health Plan (HDHP). This could occur as a result of electing COBRA continuation coverage under your current Company-provided medical plan or as a result of your enrollment in a medical plan offered by a third-party that qualifies as a HDHP. Once your coverage under a HDHP ends, your ability to contribute to the HSA for future periods ends. You may be able to make retroactive contributions to the plan if there were prior periods when you could have made contributions but did not do so. Generally, your ability to contribute for periods in a calendar year when you were covered by a HDHP ends on April 15th of the subsequent calendar year. Regardless of whether you make any further contributions to your HSA after your Termination Date, the funds in your HSA are yours to keep, and can be used to pay for eligible medical expenses for you and your tax dependents in accordance with all applicable withdrawal rules. For more information, refer to IRS Publication 969 (www.irs.gov/pub/irs-pdf/p969.pdf) or contact your tax advisor.

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LIFE INSURANCE

Your company provided noncontributory life insurance coverage, contributory life coverage, spouse and dependent child life coverage, and group accidental death and dismemberment coverage will end on your Termination Date. You may be eligible to continue your noncontributory and/or contributory life insurance coverage, spouse and dependent child life coverages after your Termination Date. Continuing these coverages, though, is strictly between you and the applicable insurance companies that provide this coverage. You have a 31-day window following your Termination Date to arrange to continue these coverages. To find out more about your ability to continue these coverages contact Denise Brady, Manager, Global Benefits, at (908) 243-4532 or dbrady@ashland.com. A conversion privilege is not available for the group life accidental death and dismemberment portion of your coverage.

FLEXIBLE SPENDING ACCOUNTS PLAN

If you were a participant in the Flexible Spending Accounts Plan on your Termination Date, then any amount you have remaining in the Dependent Day Care Account and/or the Health Care Account is available to reimburse you for covered services incurred before your Termination Date. Thereafter, you may have rights to continue your Health Care Account coverage by making a COBRA election. Ashland's Employee Benefits Department will provide you with a summary of your COBRA rights that will tell you how to elect to continue coverage under the Health Care Account. A COBRA election can only continue your participation in the Health Care Account through the end of the calendar year in which your Termination Date occurs.

Any amount you have remaining in the Dependent Care Account and/or the Health Care Account is available to reimburse you for covered services incurred before the date your coverage under the particular account ends. Claims for services performed after your coverage ends are not eligible for reimbursement. Claims for reimbursement must be filed by June 30 in the calendar year following the year in which the covered expenses were incurred. Any amounts in your accounts that are not used will be forfeited according to IRS rules.

EMPLOYEE SAVINGS PLAN

Upon your Termination Date, you have a number of withdrawal options. If your account is valued at more than $1,000 on your Termination Date, you have the option of leaving your account in the plan. If your account is valued at $1,000 or less, it will be paid to you as a mandatory lump sum cash-out. If you have an unpaid loan, you may continue to make monthly payments after your Termination Date. Fidelity will send you payment instructions approximately 4 weeks following your Termination Date. To receive Savings Plan information, call Fidelity Investments at (800) 827-4526. You may also access Savings Plan information on the internet by clicking “Access My Account” under NetBenefits at www.401k .com.

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LONG TERM DISABILITY, SUPPLEMENTAL LONG TERM DISABILITY; VOLUNTARY ACCIDENTAL DEATH AND DISMEMBERMENT; OCCUPATIONAL ACCIDENTAL DEATH AND DISMEMBERMENT; TRAVEL ACCIDENT INSURANCE AND ADOPTION ASSISTANCE PROGRAM

If you are enrolled in one or more of these plans on your Termination Date, your eligibility for coverage under the applicable plan(s) ends on your Termination Date. If you were covered by the voluntary accidental death and dismemberment plan you may be eligible for conversion privileges within 31 days of your Termination Date. To find out if this applies to you, or to obtain contact information for the applicable insurance company, please contact Denise Brady, Manager, Global Benefits, at (908) 243-4532 or dbrady@ashland.com.

VISION COST ASSISTANCE PLAN

If you are enrolled for this coverage, it will end on your Termination Date, although you may be able to elect COBRA continuation of coverage at that time. After your Termination Date Ashland’s Vision Plan COBRA administrator will provide you with a summary of your COBRA rights that will tell you how to elect to continue coverage.

UNUSED VACATION/SICK PAY

You will be paid in a lump sum for any unused 2017 vacation, which was earned and accrued as of your Termination Date. You will not be paid for any unused sick pay.

CREDIT UNION

If you are a member of the Credit Union at the time of your Termination Date, you will be able to participate in the Credit Union after your Termination Date. You will need to contact the Credit Union directly to discuss handling of Credit Union business.

MATCHING GIFTS

Participation in the Matching Gifts Program will cease upon your Termination Date.

EMPLOYEE ASSISTANCE PROGRAM

Your participation in the Employee Assistance Program will end on your Termination Date

EXPENSES

If you have incurred any expenses that are reimbursable by the Company, you should submit an approved Expense Report to your supervisor, along with required receipts immediately. In the event there is an outstanding balance owed to Ashland for any charges on your corporate credit card or purchasing card account(s) that are not properly reimbursable under Ashland’s reimbursement Policies, you understand and agree that Ashland will make deductions from your severance benefits in order to cover such balance(s).

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UNEMPLOYMENT COMPENSATION

State laws control whether you are eligible to receive unemployment compensation. If you decide to file for unemployment compensation, the Company is obligated to inform the state’s unemployment commission of the nature of your termination.

VERIFICATION OF EMPLOYMENT

The Company will only verify dates of employment and last job title, department and work location. The Company will only release other information concerning your employment as required by law, or at your request and with your written consent.

SECTION 409A

It is intended that the special severance benefits described in this Attachment 1 shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"). With regard to any provision herein that provides for reimbursement costs and expenses or in-kind benefits, except as permitted by Section 409A: (1) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (2) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (3) such payments shall be made on or before the last day of you taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

FUTURE CORRESPONDENCE

Any future information from the Company will be sent to the address you currently have on file (i.e. employee benefit information, W-2’s, etc.). Should your address change in the near future you should contact Denise Brady, Manager, Global Benefits, at (908) 243-4532 or dbrady@ashland.com. If you have an account established with one of the Company’s benefits vendors, you should also contact that vendor to advise of any changes to your physical or e-mail addresses.

IMPORTANT NOTE ABOUT THIS SUMMARY

Details on the benefits from the employee benefit plans discussed above are provided in the summary plan description booklet for each plan. In all events, the rights and obligations of the Company and all covered employees, beneficiaries or other claimants are governed solely by the terms of the official documents under which each particular plan, policy or program is operated.

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